Exhibit 10.9

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

ADVISORY CONSULTING AGREEMENT

THIS AGREEMENT is dated as of May 26, 2021 (the “Effective Date”)

BETWEEN:

ProMIS Neurosciences Inc., a corporation existing under the federal laws of Canada with a registered address at 1920 Yonge St., Suite 200, Toronto, Ontario, M4S 3E2

(the “Company”)

AND:

David Wishart, PhD

with an address at [***],

[***]

(the “Advisor”)

WHEREAS:

A.	The Company wishes to engage the Advisor as the Company’s Chief Physics Officer and

IN CONSIDERATION OF the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

PROVISION OF SERVICES

1.            Services. Commencing on May 26, 2021 (the “Start Date”), the Advisor will perform for the Company (as an independent contractor and not as employee, agent, partner or joint venturer) the services described in Schedule A (collectively, the “Services”). Schedule A forms an integral part of this Agreement and is hereby incorporated by reference.

2.            Quality of Service. The Advisor represents, warrants, and covenants that it will (and will cause the Advisor Representatives to) a) perform the Services in a timely, competent and professional manner in accordance with the standards and practices commonly expected of qualified and experienced providers of similar services, (b) perform the Services in compliance with all applicable laws, rules, ordinances and regulations that are now applicable to the Advisor, the Advisor Representatives or the Services, whether federal, state, provincial, municipal or otherwise, and (c) at all times act in the best interests of the Company and perform the Services in a faithful manner to the best ability of the Advisor and each of the Advisor Representatives.

3.            Subcontracting and Assignment. The Advisor will not, without the prior written consent of the Company (which consent the Company may in its sole discretion withhold), subcontract, delegate or otherwise assign any or all of the Advisor’s obligations under this Agreement.

TERM AND TERMINATION

4.            Term. The term of this Agreement will be twelve months from the effective date. This contract may be renewed for a subsequent period or periods of 12 months, upon mutual consent of both parties. This agreement may be terminated by either Party, as described in Schedule A. Effect of Termination. If this Agreement is terminated as provided herein, the Company’s sole liability shall be to pay the Advisor for all properly performed Services to the effective date of termination and neither the Advisor nor the Advisor Representatives will have any other claim for compensation, losses, costs or damages of any nature or kind based on such termination. All obligations and rights that, by their nature, are intended to survive the termination or expiration of this Agreement will so survive.

FEES AND EXPENSES

5.            Fees and Expenses.

In consideration for performing the Services, exchange for the advice and services to be provided by the Consultant as set out in Section 1.0 and Appendix A, ProMIS agrees to pay and the Consultant hereby acknowledges that the following compensation represents payment in full for such services and advice:

(a)	ProMIS shall, on the basis of monthly invoices from Consultant, pay Consultant for his services at the rate of CDN $[***] ([***] Canadian dollars) per month (plus GST if applicable). During the contract term, it is understood that the Consultant shall be available for the requirements of ProMIS to achieve the goals and objectives set out in Appendix A. During the contract term, it is also understood that the Consultant will devote, on average over any calendar month, up to one day per week of his time to achieve the Objectives set forth in Appendix A.

(b)	ProMIS will grant the Advisor [***] share options in the Corporation, at a strike price equal to the volume weighted average share price of the preceding 5 days. One third of the share options will vest immediately, and the remainder will vest in equal monthly portions over 24 months. In case of change of control, all options, whether vested or not will immediately vest. The Company will reimburse the Advisor in accordance with its normal policies and practices for the Advisor’s reasonable, out-of-pocket expenses or disbursements actually and necessarily incurred or made by the Advisor in connection with the performance of the Services (collectively, “Expenses”). All reasonable business-related expenses will be reimbursed upon submission of receipts and expense reimbursement request. Any individual expense exceeding US $500.00 (five hundred US dollars) requires advance written approval from ProMIS Neurosciences.

6.            Taxes and Benefits. The Advisor represents, warrants and covenants that the Advisor is acting and will act only as independent contractor (and, in any event, never as an employee of the Company). The Advisor acknowledges and agrees that, in its performance under this Agreement, neither the Advisor nor either Advisor Representative, will be entitled to any employee-like benefits or any direct or indirect compensation other than that expressly set out in this Agreement. The Advisor will, as an independent contractor, collect and/or remit as required, all amounts, and will register with any workers’ compensation entities or other governmental bodies, and deal with all tax and other requirements, and satisfy all applicable compliance requirements, as required or permitted under law by all municipal, provincial, state or federal governments. The Advisor agrees that the Company will not be responsible for registering under any workers’ compensation legislation or for withholding or remitting any amounts for income taxes, social security taxes, (un)employment insurance, or other deductions that would be required in an employment relationship in any jurisdiction.

CONFIDENTIALITY AND RESTRICTIVE COVENANTS

7.            Definitions. In this Agreement,

(a)	“Company Entities” means the Company and its subsidiary, parent and affiliate corporations, to the extent that such reference does not require any subsidiary party to be added as a party to this Agreement other than as a third party beneficiary, each of whom will be expressly deemed an intended third party beneficiary of this Agreement and will have the right to enforce the terms and conditions of this Agreement; and

(b)	“Confidential Information” means all information in any form (including all electronic, magnetic, physical, intangible, visual and oral forms) and whether or not such information has been marked or indicated as confidential, that is known, held, used or disclosed by or on behalf of the Company Entities in connection with its business, and that, at the time of its disclosure: (i) is not available or known to the general public; (ii) by its nature or the nature of its disclosure, would reasonably be determined to be confidential; or (iii) is marked or indicated as proprietary or confidential; and includes patent applications, trade secrets, technology, know-how, technical information, supplier and customer information (whether past, present, future and prospective), strategic plans, financial information, marketing information, information as to business opportunities, strategies and research and development, consultation records and plans, communications, meetings, conversations, surveys, third party data and studies.

8.            Confidentiality. In connection with the Advisor’s performance under this Agreement, the Company has furnished or may furnish to the Advisor, or the Advisor may acquire, develop or conceive of, Confidential Information, all of which the Advisor will treat strictly in accordance with this Agreement. For greater clarity, the parties hereby acknowledge and agree that Confidential Information can encompass information regardless of whether it was disclosed prior to the date of this Agreement or after. In connection with this,

(a)	Obligations-at all times during and after this Agreement (subject to §8(b)), the Advisor will protect the Confidential Information using a reasonable degree of care, and will take all reasonable steps to safeguard the Confidential Information from unauthorized disclosure, and without limiting the foregoing will not, directly or indirectly, (i) copy or reproduce any of the Confidential Information, (ii) use any Confidential Information for any purpose other than the proper performance of the Advisor’s duties, or (iii) subject to §8(c), disclose any of the Confidential Information except strictly to those of the Company’s directors, officers, Advisors, attorneys, accountants, advisors and personnel to whom disclosure is necessary to carry out the Advisor’s duties,

(b)	Exceptions-this §8 imposes no obligation upon any person with respect to any information or part thereof that the Advisor can establish that, other than as a result of a breach of this Agreement, (i) was in the Advisor’s possession prior to entering into this Agreement without any restriction of confidentiality owed to any Company Entity, (ii) is or becomes generally available to the public rightfully without restrictions of confidentiality, or (iii) becomes available to the Advisor after the term of this Agreement from a third party (other than any Company Entity) who has no obligation of confidentiality with respect thereto,

(c)	Required Disclosures-if the Advisor is requested or required (including, without restriction, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) by any law to disclose any Confidential Information, he may disclose strictly that Confidential Information for which disclosure is required to comply with any such applicable law, provided that the Advisor (i) unless prohibited by such applicable law, provides the Company with written notice as soon as practicable in the circumstances so that the Company may contest the disclosure or seek an appropriate protective order, and (ii) cooperates reasonably and in good faith with the Company in its efforts to prevent, restrict or contest such required or requested disclosure.

(d)	Acknowledgement-the Advisor acknowledges and agrees that the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’s goodwill therein, constitute proprietary rights which the Company is entitled to protect.

GENERAL PROVISIONS

9.            No Liability. In no event will the Company or its Company Entities be liable for any claims made by the Advisor, the Advisor Representatives or any third party for any special, indirect, incidental, or consequential damages in connection with this Agreement, whether for negligence or breach of contract, including without limitation loss of business opportunities, profits or revenues, and whether or not the possibility of such damages or loss of opportunities, profits or revenues has been disclosed by the Advisor in advance or could have been reasonably foreseen by the Company. The Company’s liability for any and all direct damages in connection with this Agreement will not, in any event, in aggregate exceed the total fees actually paid or payable to the Advisor for the Services performed under the terms of this Agreement.

10.          Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will not be affected.

11.          Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein without reference to its conflict of laws principles.

12.          Notice. Every notice, request, demand or direction (each, for the purposes of this section, a “notice”) to be given pursuant to this Agreement by either party to another will be in writing and will be delivered or sent by registered or certified mail postage prepaid and mailed in any government post office or by email, or other similar form of written communication, in each case, addressed as above or to another address as notified hereunder from time to time.

13.          Interpretation. In this Agreement, (a) “§” means a section, subsection, paragraph or sub-paragraph of this Agreement and “Part” means a captioned part of this Agreement, (b) any word in this Agreement is deemed to include the masculine, feminine, neuter, singular or plural form thereof as the context so required, (c) the captions and headings used in this Agreement are for convenience only and do not constitute substantive matter and are not to be construed as interpreting the contents of this Agreement, and (d) the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto).

14.          Entire Agreement. This Agreement, including all Schedules hereto, forms the entire agreement among the parties and supersedes all prior agreements, proposals or communications relative to the subject matter of this Agreement. Amendments to or waivers of this Agreement will be effective only if in writing and signed by authorized representatives of all parties. Unless otherwise expressly stated, if there is any necessary conflict between any of the terms of this Agreement and Schedules to this Agreement, this Agreement will take precedence.

15.          Acceptance. This Agreement is executed effective as of the day and year first above written and may be executed in counterparts, each of which will constitute an original and all of which taken together will constitute one and the same instrument, and delivery of the counterparts may be effected by means of electronic transmission. The reproduction of signatures by electronic transmission will be treated as binding as if originals.

ProMIS Neurosciences Inc.

Per:	/s/ Elliot Goldstein
Dr. Elliot P Goldstein, President and CEO

Advisor

Per:	/s/ David Wishart
David Wishart, PhD

SCHEDULE A

[Intentionally omitted]